Exhibit 5.1

Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067-6078 Tel +1 310 734 5200 Fax +1 310 734 5299 reedsmith.com

June 23, 2015

Glaukos Corporation. 26051 Merit Circle, Suite 103 Laguna Hills, California 92653

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Glaukos Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-204091) (as amended through the date hereof, the “Registration Statement”) pertaining to the issuance and sale by the Company of up to 6,900,000 shares of common stock, par value $0.001 (the “Shares”), including up to 900,000 Shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional shares.  The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the several underwriters listed in Schedule 1 thereto, the form of which is filed as Exhibit 1.1 to the Registration Statement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON • SINGAPORE FRANKFURT • ABU DHABI • MUNICH • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • ATHENS • KAZAKHSTAN

Glaukos Corporation June 23, 2015 Page 2

Based upon and subject to the foregoing, we are of the opinion that: the Shares have been duly authorized by all necessary corporate action of the Company for issuance and sale and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP

YCP/DIG/mcs